Exhibit 23.2
     We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus, which is part of this Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP
Houston, Texas
May 8, 2009